PRICING SUPPLEMENT NO. 8 DATED JUNE 11, 2002 TO PROSPECTUS DATED AUGUST 9, 2001 AND PROSPECTUS SUPPLEMENT DATED DECEMBER 13, 2001	FILED PURSUANT TO RULE 424(b)(3) REGISTRATION NO. 333-65886

AMERICAN GENERAL FINANCE CORPORATION
MEDIUM-TERM NOTES, SERIES G
(FLOATING RATE)
DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Principal Amount: $150,000,000		Original Issue Date: June 14, 2002
Agents' Discount or Commission: $309,000		Stated Maturity: June 14, 2005
Net Proceeds to Issuer: $149,691,000		Interest Rate: 3-Month LIBOR + 26 bps
Form:	[ x ] Book Entry [ ] Certificated	CUSIP No.: 02635PRP0

The notes are being placed through or purchased by the Agent listed below:
Salomon Smith Barney Inc.	$150,000,000	Capacity:	[ x ] Agent	[ ] Principal

If as Agent:          The notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Principal :	[ ]	The notes are being offered at varying prices related to prevailing market prices at the time of resale.
	[ ]	The notes are being offered at a fixed initial public offering price of ___% of principal amount.
Initial Interest Rate:	2.14688%
Interest Reset Dates:	Quarterly on the 14th day of each March, June, September and December, commencing September 14, 2002	INTEREST RATE BASIS OR BASES:
Interest Payment Dates:	Quarterly on the 14th day of each March, June, September and December, commencing September 14, 2002	[ ] [ ]	CD Rate CMT Rate
Regular Record Dates:	15 calendar days prior to each Interest Payment Date		[ ]	CMT Telerate Page 7051
Spread (+/-): +26 bps			[ ]	CMT Telerate Page 7052
Spread Multiplier: N/A				[ ]	One-Week Average Yield
Maximum Interest Rate: N/A				[ ]	One-Month Average Yield
Minimum Interest Rate: N/A
Index Maturity: 3-month		[ ]	Commercial Paper Rate
		[ ]	Eleventh District Cost of Funds Rate
INTEREST CALCULATION:		[ ]	Federal Funds Rate
[ x ]	Regular Floating Rate Note:	[ x ]	LIBOR
[ ]	Floating Rate/Fixed Rate Note		[ ]	LIBOR Reuters
	Fixed Rate Commencement Date:		[ x ]	LIBOR Telerate
	Fixed Interest Rate:	[ ]	Prime Rate
[ ]	Inverse Floating Rate Note	[ ]	Treasury Rate
Fixed Interest Rate:		[ ]	Other ______________

Redemption Provisions:
[ x ] [ ]

The notes cannot be redeemed prior to the Stated Maturity.
The notes may be redeemed prior to the Stated Maturity.
Initial Redemption Date:
Initial Redemption Percentage:   ___%
Annual Redemption Percentage Reduction:  ___%

Optional Repayment Provisions:
[ x ] [ ]	The notes cannot be repaid prior to the Stated Maturity. The notes can be repaid prior to the Stated Maturity at the option of the holder of the notes. Optional Repayment Date(s):

Other Provisions: None.

We are offering the notes on a continuing basis through Banc of America Securities LLC, Banc One Capital Markets, Inc., Goldman, Sachs & Co., JPMorgan, Morgan Stanley, Salomon Smith Barney and Wachovia Securities, as agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See "Plan of Distribution" in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted $1,500,000,000 aggregate principal amount of offers to purchase notes.

____________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.